Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030 tkrug@mack-cali.com	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1528 ijablonski@mack-cali.com

Deidre Crockett Mack-Cali Realty Corporation Director of Investor Relations (732) 590-1025 dcrockett@mack-cali.com

MACK-CALI’S MULTI-FAMILY SUBSIDIARY, ROSELAND RESIDENTIAL TRUST, ANNOUNCES KEY INVESTMENT ACTIVITY IN THE HUDSON RIVER WATERFRONT AND BOSTON MARKETS

Edison, New Jersey—April 18, 2016—Mack-Cali Realty Corporation (NYSE: CLI) today announced  Roseland Residential Trust (“Roseland”) reached an agreement or completed the acquisition of various partners’ interests in Port Imperial on the New Jersey Waterfront and in East Boston. In addition, Roseland is actively marketing for sale Andover Place in Andover, Massachusetts.

Roseland Residential Trust was formed January 1 to own, manage, and develop Mack-Cali’s luxury multi-family residential portfolio. As part of the formation, Marshall Tycher became chairman and Andrew Marshall became president and chief operating officer. The multi-family portfolio is projected to more than double in size from approximately 7,000 apartment homes either operating or in construction to over 14,000 apartments by year-end 2018.

Roseland agreed to:

Port Imperial:

•                  Weehawken, New Jersey: The buyout of its partner’s interests in five Port Imperial waterfront development parcels. Concurrent with the acquisition, Roseland commenced construction on one of the acquired parcels, RiverHouse, a 100 percent wholly owned 295-apartment home community.

•                  Weehawken: The buyout of its partner’s interests in Port Imperial South 4/5 Garage and Retail, thereby increasing Roseland’s ownership to 70 percent.

•                  Weehawken: Parcel 2 (potential condo parcel) will be transferred to a new entity with Roseland and its joint venture partner each holding a 50 percent ownership stake.

The cost of the Weehawken transactions is approximately $36 million.

•                  West New York, New Jersey: The buyout of its partner’s 25 percent subordinate interest in RiverTrace, a 316-apartment community. Roseland now holds a 50 percent subordinate interest in the joint venture with UBS. The cost of the acquisition was approximately $11.3 million.

East Boston:

•                  East Boston, Massachusetts: Acquired its majority partner’s interest in the 175-apartment Portside at East Pier 7 on the East Boston Waterfront, thereby increasing Roseland’s interest to 85 percent. The cost of the acquisition was approximately $38.1 million.  Roseland is currently building the adjacent 296-apartment project, Portside 5/6, also 85 percent owned by Roseland.

“The acquisitions outlined above provide Roseland with greater ownership along one of New Jersey’s most valuable remaining waterfront areas, in addition to our waterfront presence in East Boston. It enables us to achieve one of our primary strategic objectives—to be the premier waterfront developer and owner in New Jersey and other Core markets,” said Marshall Tycher, chairman of Roseland. “We were able to reach this goal at very attractive valuations, while at the same time greatly simplifying the ownership of our holdings.”

These transactions result in Roseland acquiring 100 percent interests in land holdings in five valuable Port Imperial waterfront parcels with development potential for approximately 900 apartment homes and 300,000 square feet of office space, in addition to greater ownership interests of 175 apartment homes in the master-planned Portside at East Pier community. Additionally, Roseland increased its participation to an 85 percent interest in Portside 5/6—a 296-apartment home project currently under construction, as well as Portside 1-4—a planned mixed-use project, all at Portside at East Pier facing downtown Boston.

In addition, Roseland has begun marketing for sale the 220-apartment home Andover Place in Andover, Massachusetts. The Company is seeing strong interest and anticipates entering into a contract within the next 30 days.

About Roseland Residential Trust

Roseland Residential Trust (Roseland), a subsidiary of Mack-Cali Realty Corporation (NYSE: CLI) was recently formed to own, manage, and develop Mack-Cali’s luxury multi-family residential portfolio. Roseland is a premier, full-service residential and mixed-use owner and developer in the Northeast with an industry leading reputation for successful completion, execution, and management of class A residential developments. Roseland’s scalable and integrated business platform oversees the Company’s operating and in-construction assets, geographically desirable land portfolio, sourcing of new development and acquisition opportunities, and repurposing activities on Mack-Cali’s office holdings.

The Company is a recognized leader in multi-family innovation, carefully integrating each development with its surrounding cultural context to enhance the beauty, economic vitality, and energy of its environment. From thoughtfully designed residences to distinctive amenity offerings, Roseland has earned a reputation for providing residents with the most visionary communities that empower them to re-imagine the way they live.

The Company is the master developer for several nationally recognized mixed-use destinations, including Port Imperial, a $3 billion, 200-acre, mixed-use community on the Hudson River Waterfront facing Midtown Manhattan; The Highlands at Morristown Station, NJ TRANSIT’s first Transit Village project which, along with Roseland’s 40 Park/Epstein’s redevelopment, have spearheaded the revitalization of downtown Morristown; and Portside at East Pier in East Boston, where Roseland is redeveloping one-half mile of Boston Harbor into a premier luxury mixed-use community.

Additional information on Roseland is available on the Company’s website at http://www.roselandres.com/.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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